Exhibit 99.1

Certification Required by Section 111(b)(4) of the

Emergency Economic Stabilization Act of 2008 (“EESA”)

We, Richard Wayne, Chief Executive Officer, and Clare Bean, Chief Financial Officer, of Northeast Bancorp (“Northeast”), certify, based on information provided to us by the relevant employees and directors of Northeast and its subsidiaries, that:

(i)	The compensation committee of Northeast has discussed, reviewed and evaluated with senior risk officers at least every six months during any part of the fiscal year ended June 30, 2011 (the “Applicable Period”), senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Northeast;

(ii)	The compensation committee of Northeast has identified and limited during the Applicable Period, any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Northeast and has identified any features of the employee compensation plans that pose risks to Northeast and has limited those features to ensure that Northeast is not unnecessarily exposed to risks;

(iii)	The compensation committee has reviewed, at least every six months during the Applicable Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Northeast to enhance the compensation of an employee and has limited any such features;

(iv)	The compensation committee of Northeast will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of Northeast will provide a narrative description of how it limited during the Applicable Period the features in:

a.	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Northeast;

b.	Employee compensation plans that unnecessarily expose Northeast to risks; and

c.	Employee compensation plans that could encourage the manipulation of reported earnings of Northeast to enhance the compensation of an employee;

(vi)	Northeast has required that bonus payments to SEOs or any of the next 20 most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the Applicable Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	Northeast has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the Applicable Period;

(viii)	Northeast has limited bonus payments to its applicable employee in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the Applicable Period;

(ix)	Northeast and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the Applicable Period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	Northeast will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the Applicable Period;

(xi)	Northeast will disclose the amount, nature, and justification for the offering during the Applicable Period, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	Northeast will disclose whether Northeast, the Board of Directors of Northeast or the compensation committee of Northeast has engaged during the Applicable Period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	Northeast has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next 20 most highly compensated employees during the Applicable Period;

(xiv)	Northeast has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Northeast and Treasury, including any amendments;

(xv)	Northeast has submitted to Treasury a complete and accurate list of the SEOs and the next 20 most highly compensated employees for the fiscal year ended June 30, 2011, with the non-SEOs ranked in descending order of level of annual compensation and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	We understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment or both. (See, for example, 18 USC 1001).

Executed this 27th day of September, 2011.

/s/ Richard Wayne
Richard Wayne Chief Executive Officer NORTHEAST BANCORP

/s/ Claire S. Bean
Claire S. Bean Chief Financial Officer NORTHEAST BANCORP